Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2015 FINANCIAL RESULTS

Englewood, Colorado, February 26, 2016 - Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported fourth quarter and year end 2015 results.  Highlights include(1):

Attributed to QVC Group

•	Grew QVC US revenue by 3% and adjusted OIBDA(2) by 3% for the full year 2015
•	QVC US operating income increased by 3%
•	For the quarter, QVC consolidated mobile penetration was 52% of QVC.com orders, an 806 basis point increase
•	QVC US mobile penetration was 50% of QVC.com orders, an 859 basis point increase
•

zulily revenue grew 9% to $426 million and adjusted OIBDA grew 1% to $21 million in the fourth quarter (including the impact of  a one-time, non-cash purchase accounting reduction to deferred revenue of $17 million)

•	Excluding the impact of this purchase accounting adjustment, zulily revenue grew 13% to $443 million and adjusted OIBDA grew 87% to $38 million
•	zulily operating income decreased by $65 million, primarily as a result of approximately $63 million of increased depreciation and amortization related to purchase accounting from the acquisition
•	From November 1, 2015 through January 31, 2016, repurchased 10.3 million QVCA shares at an average price per share of $26.34 and a total cost of $272 million

“QVC generated another quarter of solid revenue growth, particularly QVC US, which we view as very strong given the backdrop of a soft US retail environment.  zulily ended the year with a strong fourth quarter, delivering solid revenue growth and significant adjusted OIBDA margin expansion, reinforcing our investment thesis,” said Greg Maffei, Liberty Interactive president and CEO.  “We continue to work on the previously announced spin-offs of CommerceHub and Liberty Expedia (which are attributed to Liberty Ventures) and aim to complete both spin-offs in the second quarter.”

QVC GROUP – For the quarter, QVC Group's revenue increased 16% to $3.2 billion; adjusted OIBDA increased 1% to $620 million; operating income decreased 13% to $385 million; adjusted net income(3) increased 14% to $312 million; and net income was flat at  $223 million. QVC Group’s reported GAAP results include the zulily acquisition beginning in the fourth quarter of 2015 (see the “zulily” section below for a further discussion of the impact of the acquisition).  Due to the inclusion of the pre-reattribution impact of the Digital Commerce companies in QVC Group’s full year 2014 results, management believes that the full year 2015 growth rates are not indicative of underlying business performance.

QVC

“We entered 2016 from a position of strength,” said QVC President and CEO Mike George. “Our fourth quarter results demonstrate the stability of our model, which distinguishes us from other retailers in this volatile environment. In 2015, we created a stronger foundation for long-term success and industry leadership.  We formed a new global structure to leverage the best of QVC worldwide.  We extended the reach and enhanced the capabilities of our digital commerce platforms.  We entered our seventh market with the launch of QVC France.  We delivered broad-based, local currency revenue growth, and with the addition of zulily, we expanded our reach to millennial shoppers.”

“We are excited to have created a new global organizational structure in 2015. As part of this new structure, we created an international division and we have aligned our reporting accordingly. As you can see,  QVC now reports results as  QVC US and QVC International.”

QVC’s newly revised organizational structure is intended to allow the company to better leverage its global scale and capabilities, which is expected to enhance QVC’s competitive position and create operational efficiencies.  Going forward QVC’s public financial disclosure will mimic this operating structure.  Management believes it is appropriate to provide public investors with financial disclosure that is consistent with the way the company evaluates its business performance and manages its operations.

QVC's consolidated revenue increased 1% in the fourth quarter to $2.8 billion and decreased 1% to $8.7 billion for the full year.  Adjusted OIBDA decreased 2% to $608 million in the fourth quarter and declined 1% to $1.9 billion for the full year.  Adjusted OIBDA margin(2) declined 58 basis points in the quarter and was flat for the full year.  Operating income decreased 1% to $455 million in the quarter and was flat at $1.3 billion for the year.  Consolidated eCommerce revenue increased 11% to $1.3 billion and grew to 47% from 43% of consolidated revenue in the quarter.  Mobile orders were 52% of eCommerce orders in the quarter, compared to 44% a year ago.  For the full year, consolidated eCommerce revenue increased 9% to $3.9 billion and grew to 44% from 40% of consolidated revenue.  Mobile orders were 50% of eCommerce orders in 2015, compared to 41% in 2014.

US Dollar denominated results were negatively impacted by exchange rate fluctuations in the fourth quarter and full year.  In the quarter, the US Dollar strengthened against the Euro, Japanese Yen and British Pound Sterling 12%, 6% and 4%, respectively.  On a constant currency basis, consolidated revenue increased 3% and adjusted OIBDA decreased slightly in the quarter, compared to a 1% increase and a 2% decline in US Dollars, respectively.  For the year, the US Dollar strengthened against the Euro, Yen and Pound Sterling 16%, 13% and 7%, respectively.  On a constant currency basis, consolidated revenue increased 3% and adjusted OIBDA increased 2% compared to a 1% decline for each in US Dollars. Excluding QVC France and costs related to establishing a global business service center, consolidated adjusted OIBDA increased 2% in the quarter and 4% for the full year on a constant currency basis.

QVC’s US revenue increased 3% to $2.1 billion in the fourth quarter and 3% to $6.3 billion for the year.  In the quarter, the US experienced growth in all categories except jewelry.  Units sold increased 4%, average selling price per unit ("ASP") increased slightly to $61.89 and returns as a percentage of gross product revenue improved 98 basis points in the quarter.  For the year, the US experienced gains in all categories except jewelry and electronics.  Units sold increased 4%, ASP increased 1% to $60.32, and the return rate improved 11 basis points for the full year.  eCommerce revenue increased 13% to $1.1 billion and grew to 52% from 48% of total US revenue in the quarter.  For the year, eCommerce revenue increased 12% to $3.1 billion and grew to 49% from 45% of total US revenue.  In the quarter, adjusted OIBDA increased 1% to $479 million, and adjusted OIBDA margin decreased 42 basis points.  US margin performance primarily reflects lower shipping and handling revenue due to our reduced S&H fees and higher warehouse costs, which were partially offset by improved initial product margins and lower personnel and inventory obsolescence expense.  Additionally, we incurred $3 million of restructuring costs related to establishing a global business services center.  Excluding this expense, adjusted OIBDA would have increased 2% for the fourth quarter.  For the year, adjusted OIBDA rose 3% to $1.5 billion, and adjusted OIBDA margin declined 15 basis points, primarily due to lower shipping and handling revenue, higher obsolescence, freight, personnel and warehouse costs, which were partially offset by improved credit card income,  higher initial product margins and lower marketing expenses.

QVC's international revenue decreased 5% to $711 million in the fourth quarter and decreased 9% to $2.5 billion for the full year.  The revenue declines included the impact of the aforementioned unfavorable exchange rate fluctuations.  On a constant currency basis, international revenue increased 3% in the quarter and 4% in the full year.  Units sold increased 2%, ASP in constant currency was flat and returns as a percentage of gross product revenue improved 17 basis points in the quarter. QVC International saw strength in the home, beauty and apparel categories, partially offset by a decline primarily in electronics and jewelry in the quarter on a constant currency basis.  For the year, units sold increased 2%, ASP in constant currency increased 2% and the return rate improved 14 basis points.  QVC International experienced gains in all categories except electronics for the full year on a constant currency basis.  International eCommerce revenue increased 9% and grew to 33% of total international revenue in the quarter from 31% in the prior-year quarter on a constant currency basis.  For the full year, international eCommerce revenue increased 13% and grew to 32% of total international revenue from 29% in 2014 on a constant currency basis.  Adjusted OIBDA decreased 12% to $129 million in the quarter and 11% to $427 million in the full year.  On a constant currency basis, adjusted OIBDA decreased 4% and adjusted OIBDA margin decreased 123 basis points in the quarter, primarily due to France start-up and global business service center costs, which were partially offset by lower commissions and bad debt expenses.  For the full year on a constant currency basis, adjusted OIBDA increased 1% and adjusted OIBDA margin declined 44 basis points, primarily due to France start-up and global business service center costs, which were partially offset by improved initial product margins and lower bad debt and warehouse expenses.   The fourth quarter and full year results included $9 and $29 million, respectively, in constant currency, of costs related to the launch of QVC France.  Excluding QVC France and costs to establish a global business service center, consolidated international adjusted OIBDA increased 3% in the quarter and 6% in the full year on a constant currency basis.

In the quarter, QVC incurred $7 million of costs related to establishing a global business services center in Krakow, Poland to consolidate select finance, human resources, information technology and legal support functions for its US and European markets.  Approximately $4 million of the costs were incurred in the international segment and $3 million in the US.  In addition to cost benefits, the center will allow for operational efficiencies and the ability to scale more effectively.  QVC expects to open the center by early 2017 and build to approximately 200 to 300 positions in the following one to two years.  QVC expects to incur approximately $11 million of additional one-time and incremental operating costs in 2016.  Once fully operational, QVC anticipates annual cost savings to approximate $12-$15 million.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, delivered a 22% and 21% increase in revenue in local currency in the fourth quarter and for the full year, respectively.  CNRS' adjusted OIBDA deficit in local currency decreased 9% in the quarter, reflecting the strong sales gain and favorable inventory obsolescence expense, which were partially offset primarily by higher commissions due to the business’ summer expansion into the strategically important Shanghai market.  For the year, the adjusted OIBDA deficit increased 22% in local currency, primarily due to lower product margins and higher commissions, warehouse and freight expenses as the business continued to expand its presence.  This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $2 million and $9 million reduction in net income for the quarter and year, respectively.

QVC's total debt, net of original issue discount, was $5.4 billion at December 31, 2015, an increase of $0.8 billion from the prior year.

zulily

“We ended 2015 with positive momentum and strong operational execution across the business,” said zulily CEO Darrell Cavens. “We remain focused on delivering growth through improvements in marketing, the launch of new products and brands, compelling enhancements to our customer experience, and continuing our work to deliver significant improvements in our supply chain.  Additionally, we remain very excited to work alongside QVC to take advantage of shared learnings that can help us grow faster together.  We believe these areas of focus will provide a strong foundation for growth in 2016 and beyond.”

Liberty Interactive acquired zulily on October 1, 2015. Prior to the acquisition, zulily utilized a retail calendar, whereby each fiscal year ended on the Sunday closest to December 31.  Upon acquisition, zulily changed its year end to December 31 on a prospective basis, resulting in four additional days in the year compared to the prior year.  In addition, zulily reclassified certain costs between financial statement line items to conform to Liberty Interactive’s reporting structure for ease of comparability for all reporting periods. Lastly, as part of purchase accounting, zulily reduced deferred revenue by $17 million that was recognized as of October 1, 2015 (acquisition date).  This had the effect of a one-time, non-cash reduction in reported revenue, adjusted OIBDA and operating income during the fourth quarter of 2015.  The impact of this adjustment on zulily’s results for the fourth quarter and full year 2015 is as follows:

(amounts in millions)
	As reported Post-Acquisition:		Adjusted Post-Acquisition	Pre-Acquisition:
	October 1, 2015 - December 31, 2015	Deferred Revenue Adjustment	October 1, 2015 - December 31, 2015	December 29, 2014 - September 30, 2015	Adjusted 2015 Total
Net revenue	$426	17	443	918	1,361
Cost of sales	(318)	—	(318)	(660)	(978)
Gross profit	108	17	125	258	383
Operating expenses	(13)	—	(13)	(30)	(43)
SG&A expenses (ex. stock-based comp and acquisition expenses)	(74)	—	(74)	(195)	(269)
Adjusted OIBDA	21	17	38	33	71
Acquisition related expenses	—	—	—	(30)	(30)
Stock-based compensation	(5)	—	(5)	(14)	(19)
Depreciation and amortization	(69)	—	(69)	(14)	(83)
Deferred revenue adjustment	—	(17)	(17)	—	(17)
Operating loss	$(53)	—	(53)	(25)	(78)

zulily revenue increased 9% to $426 million in the fourth quarter and 12% to $1.3 billion for the year.  As mentioned above, these amounts were negatively impacted by the $17 million purchase accounting adjustment.  Adjusting for this item, revenue increased 13% to $443 million in the fourth quarter and 13% to $1.4 billion for the year.  Mobile orders were 59% of total orders placed in the fourth quarter, compared to 51% the year prior.

Adjusted OIBDA increased 1% to $21 million in the fourth quarter and 23% to $54 million for the year. Adjusting for the $17 million purchase accounting adjustment, adjusted OIBDA grew 87% to $38 million in the fourth quarter and 63% to $71 million for the year.  Adjusted OIBDA margin increased 335 basis points in the fourth quarter and 160 basis points for the year, primarily attributed to improved operational performance driven by supply chain efficiencies including fulfillment process improvements and transportation operations improvements.  zulily’s full year 2015 adjusted OIBDA excludes $30 million in transaction costs related to the sale to Liberty Interactive (recognized in the third quarter of 2015).

Operating income decreased from $12 million to $(53) million in the fourth quarter and from $16 million to $(78) million for the full year. zulily’s fourth quarter operating income includes approximately $63 million of depreciation and amortization and $17 million in revenue impacts as a result of purchase accounting adjustments. zulily’s full year operating income also includes $30 million in costs associated with the closing of the acquisition.

The above disclosures include full year 2015 results because management believes that this information is relevant to assessing the performance of the business.  For GAAP reporting purposes, Liberty Interactive consolidates the results of zulily from the date of the acquisition.

Share Repurchases

From November 1, 2015 through January 31, 2016, Liberty Interactive repurchased approximately 10.3 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $26.34 for total cash consideration of $271.8 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $6.2 billion, representing approximately 40.8% of the shares outstanding at the time of creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization as of February 1, 2016 for QVC Group stock was approximately $858 million.

QVC Group consists of Liberty Interactive’s subsidiaries, QVC, Inc. and zulily, llc, and Liberty Interactive’s interest in HSN.

LIBERTY VENTURES GROUP – On November 12, 2015, Liberty Interactive announced that its board of directors had authorized management to pursue a plan to spin-off to holders of its Liberty Ventures common stock shares of newly formed companies to be called CommerceHub, Inc. and Liberty Expedia Holdings, Inc. (“Liberty Expedia”). CommerceHub, Inc. would be comprised of Liberty Interactive’s Commerce Technologies, Inc. (“CommerceHub”) business.  Liberty Expedia would be comprised, of among other things, Liberty Interactive’s interest in Expedia, Inc. and Liberty Interactive’s subsidiary Bodybuilding.com, LLC and $350 million of debt.

In prior years, Liberty Interactive voluntarily provided financial information for the Digital Commerce businesses on an aggregated basis. Due to the sale of Provide and Backcountry and due to Liberty Interactive’s announced intention to pursue a plan to spin-off Bodybuilding and CommerceHub, Liberty no longer provides separate financial information for the Digital Commerce businesses. The Digital Commerce businesses are now included in Corporate and Other.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from November 1, 2015 through January 31, 2016.  The total remaining repurchase authorization for Liberty Ventures Group stock is approximately $650 million.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Interval Leisure, Lending Tree and FTD, its subsidiaries Bodybuilding.com, CommerceHub, and Evite, and minority interests in Time Warner, Time Warner Cable and Lending Tree.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 12:15 p.m. (E.S.T.) on February 26, 2016.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	4Q14	4Q15	% Change
Revenue
QVC US	$2,030	$2,089	3%
QVC International(1)	751	711	(5)%
Total QVC Revenue	2,781	2,800	1%
zulily(2)	NA	426	NA %
Total QVC Group Revenue	$2,781	$3,226	16%

Gross Margins
QVC US	35.6%	34.6%
QVC International(1)	37.7%	38.0%
zulily(2)	NA %	25.2%

Adjusted OIBDA
QVC US	$474	$479	1%
QVC International(1)	146	129	(12)%
Total QVC Adjusted OIBDA	620	608	(2)%
zulily(2)	NA	21	NA %
Corporate and Other	(8)	(9)	(13)%
Total QVC Group Adjusted OIBDA	$612	$620	1%

Operating Income
QVC US	$349	$355	2%
QVC International(1)	110	100	(9)%
Total QVC Operating Income	459	455	(1)%
zulily	NA	(53)	NA %
Corporate and Other	(14)	(17)	(21)%
Total QVC Group Operating Income	$445	$385	(13)%

Adjusted Net Income(3)
Total QVC Group Adjusted Net Income	$273	$312	14%

China JV(4)
Revenue	$39	$46	18%
Adjusted OIBDA	$(3)	$(3)	-%

QVC Shares Outstanding	1/31/2015	1/31/2016
Outstanding A and B shares	474	487

	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	12/31/2014	12/31/2015
Basic Weighted Average Shares Outstanding (“WASO”)	475	495
Potentially Dilutive Shares	7	7
Diluted WASO	482	502

1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan, and QVC UK.
2)

Includes zulily as of the beginning of the fourth quarter 2015.  Revenue and adjusted OIBDA include the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue.  Excluding the impact of this purchase accounting adjustment, revenue grew 13% to $443 million and adjusted OIBDA grew 87% to $38 million.

3)	GAAP net income was $222 million and $223 million for the three months ended December 31, 2014 and 2015, respectively (see reconciling schedule 4).
4)	This joint venture is being accounted for as an equity investment.

QVC GROUP FINANCIAL METRICS - FULL YEAR

(amounts in millions)	2014	2015	% Change
Revenue
QVC US	$6,055	$6,257	3%
QVC International(1)	2,746	2,486	(9)%
Total QVC Revenue	8,801	8,743	(1)%
zulily(2)	NA	426	NA %
Corporate and Other(3)	1,227	—	NA %
Total QVC Group Revenue	$10,028	$9,169	(9)%

Gross Margin
QVC US	36.6%	36.2%
QVC International(1)	37.8%	38.3%
zulily(2)	NA %	25.2%

Adjusted OIBDA
QVC US	$1,429	$1,467	3%
QVC International(1)	481	427	(11)%
Total QVC Adjusted OIBDA	1,910	1,894	(1)%
zulily(2)	NA	21	NA %
Corporate and Other(3)	29	(28)	(197)%
Total QVC Group Adjusted OIBDA	$1,939	$1,887	(3)%

Operating Income
QVC US	$941	$972	3%
QVC International(1)	338	303	(10)%
Total QVC Operating Income	1,279	1,275	0%
zulily(2)	NA	(53)	NA %
Corporate and Other(3)	(73)	(52)	29%
Total QVC Group Operating Income	$1,206	$1,170	(3)%

Adjusted Net Income(4)
Total QVC Group Adjusted Net Income	$739	$878	19%

China JV(5)
Revenue	$140	$165	18%
Adjusted OIBDA	$(10)	$(12)	(20)%

1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan, and QVC UK.
2)	Includes zulily as of the beginning of the fourth quarter 2015. Revenue and adjusted OIBDA include the impact of a $17 million one-time non-cash purchase accounting reduction in deferred revenue.
3)	Includes the pre-reattribution impact of the Digital Commerce companies through September 30, 2014.
4)	GAAP net income was $520 million and $640 million for the twelve months ended December 31, 2014 and 2015, respectively (see reconciling schedule 4).
5)	This joint venture is being accounted for as an equity investment.

QVC OPERATING METRICS – QUARTER

(amounts in millions)	4Q14	4Q15	% Change
QVC - Consolidated
eCommerce $ of total revenue	$1,200	$1,328	11%
eCommerce % of total revenue	43.2%	47.4%	428	bps
Mobile % of total eCommerce(1)	43.6%	51.6%	806	bps

QVC - US
eCommerce $ of total revenue	$969	$1,095	13%
eCommerce % of total revenue	47.7%	52.4%	468	bps
Mobile % of total eCommerce(1)	41.8%	50.4%	859	bps
Return Rate	16.9%	15.9%	(98)	bps

zulily
Mobile % of total orders	50.3%	58.6%	830	bps

QVC OPERATING METRICS – FULL YEAR

(amounts in millions)	2014	2015	% Change
QVC - Consolidated
eCommerce $ of total revenue	$3,533	$3,851	9%
eCommerce % of total revenue	40.1%	44.0%	390	bps
Mobile % of total eCommerce(1)	41.5%	50.4%	897	bps
LTM Total Customers(2)	12.2	12.6	3%

QVC - US
eCommerce $ of total revenue	$2,740	$3,059	12%
eCommerce % of total revenue	45.3%	48.9%	364	bps
Mobile % of total eCommerce(1)	39.6%	49.2%	960	bps
LTM Total Customers(2)	8.0	8.3	4%
Return Rate	18.5%	18.4%	(11)	bps

zulily
Mobile % of total orders	49.2%	57.3%	810	bps
LTM Total Customers(2)	4.9	5.0	2%

1)	Based on gross US Dollar orders.
2)	LTM: Last twelve months.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the year ended December 31, 2015 to the same period in 2014.

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's consolidated statements of operations which are included in its Form 10-K for the year ended December 31, 2015.

Fair Value of Public Holdings

(amounts in millions)	9/30/2015	12/31/2015
HSN(1)	$1,146	$1,014
Total Attributed QVC Group	$1,146	$1,014

Expedia(2)	$2,778	$2,934
FTD(3)	304	267
Interval Leisure Group and Lending Tree(4)	564	507
Other Public Holdings(5)	1,281	1,294
Total Attributed Liberty Ventures Group	$4,927	$5,002

(1)

Represents fair value of QVC Group's investment in HSN.  In accordance with GAAP, QVC Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $159 million and $165 million at September 30, 2015 and December 31, 2015, respectively.

(2)

Represents fair value of Liberty Ventures Group's investment in Expedia.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $626 million and $927 million at September 30, 2015 and December 31, 2015, respectively.

(3)

Represents fair value of Liberty Ventures Group's investment in FTD.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which was  $343 million and $267 million at September 30, 2015 and December 31, 2015, respectively.

(4)

Represents fair value of Liberty Ventures Group's investments.  In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $115 million and $118 million at September 30, 2015 and December 31, 2015, respectively.

(5)	Represents Liberty Ventures Group's other public holdings which are accounted for at fair value. Excludes $5 million of long-term marketable securities as of September 30, 2015.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2015	12/31/2015
Cash and Liquid Investments Attributable to:
QVC Group(1)	$527	$438
Liberty Ventures Group(2)(3)	2,932	2,921
Total Liberty Consolidated Cash and Liquid Investments	$3,459	$3,359

Less:
Short-term marketable securities - QVC Group	$15	$12
Short-term marketable securities - Liberty Ventures Group	893	898
Long-term marketable securities - Liberty Ventures Group	5	—
Total Liberty Consolidated Cash (GAAP)	$2,546	$2,449

Debt:
Senior notes and debentures(4)	$792	$791
Senior exchangeable debentures(5)	346	346
QVC senior notes(4)	3,550	3,550
QVC bank credit facility	920	1,815
Other	76	72
Total Attributed QVC Group Debt	$5,684	$6,574
Unamortized discount, fair market value adjustment and deferred loan costs	(29)	(39)
Total Attributed QVC Group Debt (GAAP)	$5,655	$6,535

Senior exchangeable debentures(5)	$2,070	$2,070
Other	43	41
Total Attributed Liberty Ventures Group Debt	$2,113	$2,111
Fair market value adjustment	51	61
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,164	$2,172

Total Liberty Interactive Corporation Debt (GAAP)	$7,819	$8,707

(1)	Includes $15 million and $12 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2015 and December 31, 2015, respectively.
(2)	Includes $893 million and $898 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2015 and December 31, 2015, respectively.
(3)

Includes $5 million of marketable securities with an original maturity greater than one year as of September 30, 2015, which is reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discounts.
(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group decreased by approximately $89 million during the fourth quarter, primarily driven by the acquisition of zulily, stock repurchases and capital expenditures.  These outflows were partially offset by cash flows from operations and borrowings on the QVC bank credit facility in excess of repayments.   Total debt attributed to the QVC Group increased by $890 million, primarily due to borrowings on the QVC bank credit facility to finance a portion of the consideration for the acquisition of zulily.

Total cash and liquid investments attributed to the Liberty Ventures Group was relatively flat.

Important Notice: Liberty Interactive (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty Interactive's earnings release in a conference call which will begin at 12:15 p.m. (E.S.T.) on February 26, 2016.  The call can be accessed by dialing (844)  307-2219 or (678)  509-7635 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion (including the establishment of QVC’s new support center in Poland), new service and product offerings, the benefits of QVC’s newly revised organizational structure, Liberty Interactive’s ability to complete the proposed spin-offs of CommerceHub and Liberty Expedia, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, the satisfaction of conditions to each of the proposed spin-offs, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Chun (720) 875-5420

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, QVC (and certain of its subsidiaries), and zulily together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit) and net income (loss) generated by the Digital Commerce companies.

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization and the reattribution of the Digital Commerce companies.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a valuable supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, respectively and years ended December 31, 2014 and 2015.

QUARTERLY SUMMARY

(amounts in millions)	4Q14	1Q15	2Q15	3Q15	4Q15
QVC Group
Adjusted OIBDA(1)(2)	$612	$401	$445	$421	$620
Depreciation and amortization	(150)	(152)	(149)	(141)	(215)
Stock compensation expense	(17)	(12)	(12)	(16)	(20)
Operating Income	$445	$237	$284	$264	$385

ANNUAL SUMMARY

(amounts in millions)	2014	2015
QVC Group
Adjusted OIBDA(1)(2)	1,939	1,887
Depreciation and amortization	(643)	(657)
Stock compensation expense	(83)	(60)
Impairment of intangible assets	(7)	—
Operating Income	$1,206	$1,170

1)	Adjusted OIBDA includes the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue.
2)	Includes zulily beginning with the fourth quarter of 2015.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and zulily to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, respectively and years ended December, 31, 2014 and 2015.

QUARTERLY SUMMARY

(amounts in millions)	4Q14		1Q15		2Q15		3Q15		4Q15
QVC Group
QVC Adjusted OIBDA
QVC US		$474		$306		$349		$333	$479
QVC International		146		101		100		97	129

Consolidated QVC adjusted OIBDA		620		407		449		430	608
Depreciation and amortization		(151)		(153)		(148)		(141)	(146)
Stock compensation		(10)		(8)		(7)		(9)	(7)
QVC Operating Income		$459		$246		$294		$280	$455

zulily
Adjusted OIBDA(1)	$	NA	$	NA	$	NA	$	NA	$21
Depreciation and amortization		NA		NA		NA		NA	(69)
Stock compensation		NA		NA		NA		NA	(5)
zulily Operating Income	$	NA	$	NA	$	NA	$	NA	$(53)

ANNUAL SUMMARY

(amounts in millions)	2014		2015
QVC Group
QVC Adjusted OIBDA
QVC US		$1,429	$1,467
QVC International		481	427

Consolidated QVC adjusted OIBDA		1,910	1,894
Depreciation and amortization		(587)	(588)
Stock compensation		(44)	(31)
QVC Operating Income		$1,279	$1,275

zulily
Adjusted OIBDA(1)	$	NA	$21
Depreciation and amortization		NA	(69)
Stock compensation		NA	(5)
zulily Operating Income	$	NA	$(53)

1)

Includes zulily as of the beginning of the fourth quarter 2015.  For full year adjusted OIBDA and a related reconciliation, see the table included under “zulily” in the narrative section of this release.  Adjusted OIBDA includes  the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Liberty Ventures Group to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, respectively and years ended December, 31, 2014 and 2015.

QUARTERLY SUMMARY

(amounts in millions)	4Q14	1Q15	2Q15	3Q15	4Q15

QVC Group Adjusted OIBDA	$612	$401	$445	$421	$620
Liberty Ventures Group Adjusted OIBDA	38	18	14	13	14
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$650	$419	$459	$434	$634
Depreciation and amortization	(169)	(168)	(161)	(150)	(224)
Stock compensation	(37)	(15)	(29)	(37)	(46)
Consolidated Liberty Interactive Corp. Operating Income	$444	$236	$269	$247	$364

ANNUAL SUMMARY

(amounts in millions)	2014	2015

QVC Group Adjusted OIBDA	$1,939	$1,887
Liberty Ventures Group Adjusted OIBDA	26	59
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$1,965	$1,946
Depreciation and amortization	(662)	(703)
Stock compensation	(108)	(127)
Impairment of intangible assets	(7)	—
Consolidated Liberty Interactive Corp. Operating Income	$1,188	$1,116

 SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015, respectively and years ended December 31, 2014 and 2015.  Adjusted net income excludes the impact of the Digital Commerce companies due to their reattribution to Liberty Ventures Group in the fourth quarter of 2014.

QUARTERLY SUMMARY

(amounts in millions)	4Q14	1Q15	2Q15	3Q15	4Q15	LTM
QVC Group
Net income(1)	$222	$151	$112	$154	$223	$640
QVC purchase accounting amort, net deferred tax benefit (2)	51	51	49	49	50	199
zulily purchase accounting amort, net deferred tax benefit(3)	—	—	—	—	39	39
QVC Group Adjusted net income	$273	$202	$161	$203	$312	$878

QVCA/B shares outstanding as of January 31, 2016						487
Adjusted LTM earnings per share						$1.80

ANNUAL SUMMARY

(amounts in millions)	2014	2015
QVC Group
Net income(1)	$520	$640
QVC purchase accounting amort, net deferred tax benefit (2)	204	199
zulily purchase accounting amort, net deferred tax benefit(3)	—	39
Digital Commerce net income (loss)	(15)	—
QVC Group Adjusted net income	$739	$878

1)	Includes the results of zulily beginning in the fourth quarter of 2015. Includes the impact of a $17 million non-cash, one-time reduction in deferred revenue, net of book deferred tax benefit.
2)

Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization was $323 million and $316 million for the twelve months ended December 31, 2014 and 2015, respectively, and is applied ratably across the four quarters in each year).

3)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of zulily, net of book deferred tax benefit.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

December 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$426	2,023	2,449
Trade and other receivables, net	1,379	64	1,443
Inventory, net	945	55	1,000
Short-term marketable securities	12	898	910
Other current assets	65	8	73
Total current assets	2,827	3,048	5,875
Investments in available-for-sale securities and other cost investments	4	1,349	1,353
Investments in affiliates, accounted for using the equity method	208	1,433	1,641
Property and equipment, net	1,104	36	1,140
Intangible assets not subject to amortization	9,358	127	9,485
Intangible assets subject to amortization, net	1,607	40	1,647
Other assets, at cost, net of accumulated amortization	33	6	39
Total assets	$15,141	6,039	21,180

Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$45	(45)	—
Accounts payable	736	26	762
Accrued liabilities	745	39	784
Current portion of debt	358	868	1,226
Other current liabilities	219	109	328
Total current liabilities	2,103	997	3,100
Long-term debt	6,177	1,304	7,481
Deferred income tax liabilities	1,359	2,143	3,502
Other liabilities	209	13	222
Total liabilities	9,848	4,457	14,305
Equity/Attributed net assets (liabilities)	5,195	1,592	6,787
Non-controlling interests in equity of subsidiaries	98	(10)	88
Total liabilities and equity	$15,141	6,039	21,180

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Twelve months ended December 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$9,169	820	9,989

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	5,847	546	6,393
Operating, including stock-based compensation	620	79	699
Selling, general and administrative, including stock-based compensation	875	203	1,078
Depreciation and amortization	657	46	703
	7,999	874	8,873
Operating income	1,170	(54)	1,116

Other income (expense):
Interest expense	(283)	(77)	(360)
Share of earnings (losses) of affiliates, net	55	(115)	(60)
Realized and unrealized gains (losses) on financial instruments, net	42	72	114
Gains (losses) on transactions, net	—	110	110
Gains (losses) on dilution of investments in affiliates	—	314	314
Other, net	(6)	25	19
	(192)	329	137
Earnings (loss) before income taxes	978	275	1,253
Income tax benefit (expense)	(304)	(38)	(342)
Net earnings (loss)	674	237	911
Less net earnings (loss) attributable to noncontrolling interests	34	8	42
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$640	229	869

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Twelve months ended December 31, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$10,028	471	10,499

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,378	306	6,684
Operating	719	37	756
Selling, general and administrative, including stock-based compensation	1,075	127	1,202
Depreciation and amortization	643	19	662
Impairment of intangible assets	7	—	7
	8,822	489	9,311
Operating income	1,206	(18)	1,188

Other income (expense):
Interest expense	(312)	(75)	(387)
Share of earnings (losses) of affiliates, net	51	(12)	39
Realized and unrealized gains (losses) on financial instruments, net	(22)	(35)	(57)
Gains (losses) on transactions, net	—	74	74
Gains (losses) on dilution of investments in affiliates	(2)	—	(2)
Other, net	(41)	22	(19)
	(326)	(26)	(352)
Earnings (loss) before income taxes	880	(44)	836
Income tax benefit (expense)	(306)	48	(258)
Net earnings (loss) from continuing operations	574	4	578
Net earnings (loss) from discontinued operations, net of taxes	(15)	63	48
Net earnings (loss)	559	67	626
Less net earnings (loss) attributable to non-controlling interests	39	50	89
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$520	17	537

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$674	237	911
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	657	46	703
Stock-based compensation	60	67	127
Cash payments for stock based compensation	—	(16)	(16)
Excess tax benefit from stock based compensation	(24)	(9)	(33)
Noncash interest expense	6	(1)	5
Share of (earnings) losses of affiliates, net	(55)	115	60
Cash receipts from return on equity investments	22	30	52
Realized and unrealized gains (losses) on financial instruments, net	(42)	(72)	(114)
(Gains) losses on transactions, net	—	(110)	(110)
(Gains) losses on dilution of investments in affiliates	—	(314)	(314)
(Gains) losses on extinguishment of debt	21	—	21
Deferred income tax (benefit) expense	(122)	173	51
Intergroup tax allocation	141	(141)	—
Intergroup tax payments	(101)	101	—
Other noncash charges (credits), net	(14)	(2)	(16)
Changes in operating assets and liabilities
Current and other assets	(245)	8	(237)
Payables and other current liabilities	3	(47)	(44)
Net cash provided (used) by operating activities	981	65	1,046

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(824)	(20)	(844)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	—	(143)	(143)
Cash receipts from returns of equity investments	200	50	250
Capital expended for property and equipment	(223)	(40)	(263)
Purchases of short term and other marketable securities	(184)	(1,186)	(1,370)
Sales of short term and other marketable securities	193	1,166	1,359
Other investing activities, net	(71)	—	(71)
Net cash provided (used) by investing activities	(909)	98	(811)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,969	589	4,558
Repayments of debt	(3,244)	(567)	(3,811)
Repurchases of QVC Group common stock	(785)	—	(785)
Minimum withholding taxes on net settlements of stock-based compensation	(25)	(5)	(30)
Excess tax benefit from stock based compensation	24	9	33
Purchase of noncontrolling interest	—	(33)	(33)
Other financing activities, net	(4)	(17)	(21)
Net cash provided (used) by financing activities	(65)	(24)	(89)
Effect of foreign currency rates on cash	(3)	—	(3)
Net increase (decrease) in cash and cash equivalents	4	139	143
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end of period	$426	2,023	2,449

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$559	67	626
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(63)	(48)
Depreciation and amortization	643	19	662
Stock-based compensation	83	25	108
Cash payments for stock based compensation	(13)	(2)	(15)
Excess tax benefit from stock based compensation	(20)	(1)	(21)
Noncash interest expense	6	—	6
Share of losses (earnings) of affiliates, net	(51)	12	(39)
Cash receipts from return on equity investments	22	23	45
Realized and unrealized gains (losses) on financial instruments, net	22	35	57
(Gains) losses on transactions, net	—	(74)	(74)
(Gains) losses on dilution of investments in affiliates	2	—	2
(Gains) losses on extinguishment of debt	48	—	48
Impairment of intangible assets	7	—	7
Deferred income tax (benefit) expense	(160)	119	(41)
Intergroup tax allocation	169	(169)	—
Intergroup tax payments	(388)	388	—
Other noncash charges (credits), net	(5)	1	(4)
Changes in operating assets and liabilities
Current and other assets	(80)	(4)	(84)
Payables and other current liabilities	345	60	405
Net cash provided (used) by operating activities	1,204	436	1,640

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	163	163
Investments in and loans to cost and equity investees	(4)	(87)	(91)
Capital expended for property and equipment	(226)	(15)	(241)
Purchases of short term and other marketable securities	(73)	(791)	(864)
Sales of short term investments and other marketable securities	52	539	591
Other investing activities, net	(30)	14	(16)
Net cash provided (used) by investing activities	(281)	(177)	(458)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	4,360	146	4,506
Repayments of debt	(3,563)	(186)	(3,749)
Intergroup receipts (payments), net	(1,035)	1,035	—
Repurchases of Liberty common stock	(785)	—	(785)
Minimum withholding taxes on net settlements of stock-based compensation	(25)	(1)	(26)
Excess tax benefit from stock based compensation	20	1	21
Other financing activities, net	(8)	(25)	(33)
Net cash provided (used) by financing activities	(1,036)	970	(66)
Effect of foreign currency rates on cash	(46)	—	(46)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(20)	293	273
Cash provided (used) by investing activities	—	(194)	(194)
Cash provided (used) by financing activities	3	368	371

Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	348	334
Net increase (decrease) in cash and cash equivalents	(173)	1,577	1,404
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end of period	$422	1,884	2,306